UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2013

FNBH BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25752 (Commission File No.)	38-2869722 (IRS Employer Identification No.)

101 East Grand River, Howell, Michigan (Address of Principal Executive Offices)	48843 (Zip Code)

517-546-3150

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.

On October 31, 2013, pursuant to a Stipulation and Consent to the Issuance of a Consent Order, First National Bank in Howell (the "Bank"), a wholly-owned subsidiary of FNBH Bancorp, Inc. (the "Company"), consented to the issuance of a Consent Order (the "New Order") by the Office of the Comptroller of the Currency (the "OCC"), the Bank’s primary banking regulator. The New Order replaces in its entirety the Consent Order issued with respect to the Bank in September 2009 (the "2009 Order").

The New Order requires the Bank and/or its Board of Directors to take certain actions, including adopting and implementing a two-year strategic plan for the Bank, achieving and maintaining total capital equal to at least 11% of risk-weighted assets and Tier 1 capital equal to at least 8.5% of adjusted total assets, and taking certain steps to improve risk management at the Bank. The New Order contains several of the same requirements as the 2009 Order, but excludes requirements of the 2009 Order that the Bank has satisfied since the entry of the 2009 Order. The New Order also contains certain new requirements designed to improve additional functions within the Bank.

The foregoing description is only a summary of the material terms of the New Order and is qualified in its entirety by reference to the New Order, a copy of which is attached to this Current Report as Exhibit 10.1.

Item 1.02     Termination of a Material Definitive Agreement.

The information disclosed in Item 1.01 above is incorporated in this Item 1.02 by reference

Item 9.01      Financial Statements and Exhibits.

(d)	Exhibits

10.1	Stipulation and Consent to the Issuance of a Consent Order, dated October 31, 2013, pursuant to which First National Bank in Howell consented to the issuance of a Consent Order by the Office of the Comptroller of the Currency.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNBH BANCORP, INC.

Dated: November 6, 2013	/s/Ronald Long
	By:	Ronald Long
	Its:	Chief Executive Officer

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